Exhibit 3.2B

AMERIVEST PROPERTIES INC.

FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS

(Amended as of May 20, 2003)

AMERIVEST PROPERTIES INC.

BYLAW AMENDMENTS

The Amended and Restated Bylaws, dated as of April 16, 2002 (the “Bylaws”), of AmeriVest Properties Inc., a Maryland corporation (the “Company”), are hereby amended by deleting Section 9 of Article V of the Bylaws in its entirety and substituting in its place the following: “INTENTIONALLY OMITTED.”

The Bylaws of the Company are hereby amended by deleting Article VII in its entirety and substituting in its place the following: “INTENTIONALLY OMITTED.”